Exhibit 99.3

ASSIGNMENT AND ASSUMPTION AGREEMENT

(100% Membership Interest in Permanent Highest Power Capital LLC)

This Assignment and Assumption Agreement (this “Agreement”) is made and entered into effective as of April 15, 2026 (the “Effective Date”), by and between (i) JOSEPH LUBIN (the “Assignor”) and (ii) the GRADIENT ASCENT TRUST u/a/d March 14, 2023, Kieren James-Lubin and the Bryn Mawr Trust Company of Delaware, as Trustees (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Permanent Highest Power Capital LLC (the “Company”) is a limited liability company organized and existing under the laws of the State of Delaware;

WHEREAS, the Assignor presently owns a one hundred percent (100%) interest in the Company (the “Membership Interest”);

WHEREAS, the Assignor desires to assign to the Assignee, and the Assignee desires to accept assignment from the Assignor of, the Assignor’s Membership Interest, for no consideration; and

WHEREAS, as a result of the Assignor’s assignment of the Membership Interest, Assignee shall be the sole Member of the Company.

1. Assignment, Assumption, and Acceptance. The Assignor hereby assigns, transfers, and conveys to the Assignee, and the Assignee hereby accepts and assumes from the Assignor, all right, title, and interest in and with respect to the Membership Interest. The Assignee hereby assumes and agrees to perform all of the Assignor’s obligations and liabilities arising from and after the date hereof with respect to the Membership Interest as set forth in the Operating Agreement of the Company (the “Operating Agreement”).

2. Further Action. The Assignor, the Assignee, and the Company shall execute and deliver any and all documents as may be necessary and appropriate to consummate the Assignment described herein.

3. Representations and Warranties of the Assignor. The Assignor represents and warrants to the Assignee and the Company as follows:

a. Transfer of Property. The Assignor agrees that at any time and from time to time hereafter, Assignor shall execute such further instruments and documents and take such actions as may be required to further evidence the assignment of the Membership Interest hereunder.

b. Ownership of Property. The Assignor is the owner of the Property, free and clear of any and all liens and encumbrances of any kind or nature.

4. Representations and Warranties of the Assignee. The Assignee represents and warrants to the Assignor and the Company as follows:

a. Transfer of Property. The Assignee shall cooperate with the Assignor and the Company to execute any necessary documents to evidence the transfer effected herein, including but not limited to that Joinder Agreement attached hereto as Exhibit A by which the Assignee agrees to be bound by the terms of the Operating Agreement, and any Amended and Restated Operating Agreement of the Company.

5. Miscellaneous.

a. Entire Agreement. This Agreement sets forth the entire agreement and understanding, and supersedes any prior agreements and understandings, written or oral, of the parties with respect to the subject matter hereof.

b. Severability. If any provision, including any phrase, sentence, clause, section or ·subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

c. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

d. Amendments. This Agreement may not be amended except by written agreement signed by each party against whom such amendment is sought to be enforced.

e. Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon, and inure to the benefit of, the parties hereunder and their legal representatives, heirs, administrators, executors, successors and assigns.

f. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without regard to any such laws pertaining to conflicts of laws) applicable to contracts executed and performable in such state.

g. Counterparts. This Agreement may be executed and/or delivered in any number of counterparts, including by means of facsimile and electronic signature pages, each of which is deemed to be an original and all of which taken together shall constitute a single instrument.

[signature page follows]

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Agreement effective as of the Effective Date, and the Company has confirmed receipt thereof.

Assignor:

/s/ Joseph Lubin
JOSEPH LUBIN

Assignee:

GRADIENT ASCENT TRUST

THE BRYN MAWR TRUST COMPANY OF DELAWARE, as Administrative Trustee

By:	/s/ Robert Eaddy, President
Robert Eaddy, President

CONFIRMATION OF RECEIPT
BY THE COMPANY

PERMANENT HIGHEST POWER CAPITAL LLC:

By:	/s/ Joseph Lubin
Joseph Lubin, Member

EXHIBIT A

PERMANENT HIGHEST POWER CAPITAL LLC

Form of Agreement and Consent to Join

in and Be Bound by the

Limited Liability Company Agreement

of

PERMANENT HIGHEST POWER CAPITAL, LLC

We, the Trustees of the Gradient Ascent Trust u/a/d March 14, 2023 (the “Trust”), being the owner of a 100% membership interest (“Membership Interest”) in PERMANENT HIGHEST POWER CAPITAL, a Delaware limited liability company (the “Company”), in consideration of the issuance to us as Trustees of such Membership Interest, and in consideration of the privileges and protections accorded to the Trust as a party to the Limited Liability Company Agreement of the Company (the “Agreement”), and in consideration of the mutual covenants and agreements set forth in the Agreement, hereby agree and consent, in our capacity as Trustees of the Trust to join in and be bound by the terms and conditions of the Agreement as a party thereto and as a Member (as such term is defined in the Agreement), effective as of ______________, 2026.

GRADIENT ASCENT TRUST

By:
KIEREN JAMES-LUBIN, as Trustee

THE BRYN MAWR TRUST COMPANY OF DELAWARE, as Administrative Trustee

By:
Robert Eaddy, President